Allied Nevada Achieves Fourth Quarter and Full Year Record Sales and Production in 2013 and Provides 2014 Guidance

January 9, 2014 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-MKT: ANV) provides fourth quarter and full year preliminary production and sales for 2013 and guidance for 2014. Preliminary fourth quarter and full year 2013 production and sales, as compared with the similar 2012 periods, are as follows:

	Three months ended December 31,		2013 vs 2012	Years ended December 31,		2013 vs 2012
	2013	2012	Increase	2013	2012	Increase
SALES
Gold ounces	60,460	41,745	45%	181,941	114,705	59%
Silver ounces	352,922	215,258	64%	858,073	696,144	23%
PRODUCTION
Gold ounces	61,419	45,613	35%	190,831	136,930	39%
Silver ounces	377,314	234,129	61%	882,225	794,097	11%

“Our record sales and production achieved in 2013 are a credit to the new operating team,” commented Randy Buffington, President and CEO. “We have now grown our heap leach operations and the capabilities of our site management team to a level of competency that gives us the ability to focus on the next phase of the expansion, processing our sulfide material.”
Record sales and production levels in both the fourth quarter of 2013 and the full year 2013 are the result of significantly increasing our mining rate during 2013 and starting-up our new Merrill-Crowe plant in October which allows us to process more solution. In the second half of 2013, we sold 113,173 ounces of gold, just shy of the total gold ounces sold for the full year in 2012 (114,705 ounces).
We expect to issue full 2013 financial and operating results in late-February, 2014.
2014 Guidance
Gold and silver sales in 2014 are expected to increase to approximately 230,000 to 250,000 ounces of gold and 1.7 million to 2.0 million ounces of silver. We expect to mine 34.4 million tons of ore at average grades of 0.014 ounce per ton (“opt”) gold and 0.35 opt silver. Approximately 10.6 million tons of the higher grade ore are expected to be crushed before being placed on the leach pads. In addition, we plan on mining 52.8 million tons of waste and 4.8 million tons of mill ore, which will be placed in our stockpiles. Adjusted cash costs for 2014 are expected to be in the range of $825 to $850 per ounce (with silver as a byproduct credit).
Capital expenditures in 2014 are expected to decrease significantly. Non-expansion capital expenditures are expected be less than $15 million in 2014. Exploration spending in 2014 is expected to be approximately $2.9 million, primarily for land holding payments and modest drilling to replace heap leach reserves.

[1] Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release titled “Non-GAAP Financial Measures” for further information on this measure.

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President and CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act of 1995 or in releases made by the U.S. Securities and Exchange Commission (the “SEC”), as all may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, "can", “will”, “would”, “could”, "should", “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; completion of a prefeasibility and feasibility study for the mill expansion and the timing thereof; anticipated costs, anticipated production, anticipated sales, anticipated capital expenditures, project economics, the realization of expansion and construction activities and the timing thereof; production estimates and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions when made, we can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to fluctuations in the price of gold and silver; risks related to the heap leaching process at Hycroft; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; risks that Allied Nevada’s exploration and property advancement efforts will not be successful; and the inherently hazardous nature of mining-related activities; as well as those factors discussed in Allied Nevada’s filings with the SEC including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures
Adjusted cash costs per ounce is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical  activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of revenue earned from silver sales. Because we are a primary gold producer and our operations focus on maximizing profits and cash flows from the extraction and sale of gold, we believe that silver revenue is peripheral and not material to our key performance measures or our Hycroft Mine operating segment and, as such, adjusted cash costs per ounce is reduced by the benefit received from silver sales.
Adjusted cash costs per ounce provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the performance of our mining operations and ability to generate cash flows over multiple periods from the sale of gold. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other mining companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

2013 Preliminary Sales and Production and 2014 Guidance	2